Exhibit 99.1

NOTICE TO THE MARKET

DUAL LISTING – UPDATE

JBS S.A. (“JBS” or “Company”) – B3: JBSS3; OTCQX: JBSAY), hereby informs its shareholders and the market, pursuant to article 157, paragraph 4, of Law No. 6,404, of December 15, 1976, as amended (“Brazilian Corporation Law”), and the provisions of the regulations of the Brazilian Securities and Exchange Commission (“CVM”), in particular CVM Resolution No. 44/21, of August 23, 2021, as amended, in addition to the material facts disclosed on July 12, 2023, and September 4, 2023, and March 17, 2025, that JBS B.V. has filed before the CVM requests aiming its registration as a foreign issuer and the registration of a BDR Program Level II, and also filed before B3 S.A. – Brasil, Bolsa, Balcão requests aiming at its registration as an issuer and admission for trading for its BDRs. The requests are currently under analysis of the CVM and B3.

The Company will keep the market updated on the developments and progress of the Dual Listing implementation.

São Paulo, March 24, 2025.

Guilherme Perboyre Cavalcanti

Global CFO and Investor Relations Officer